As filed with the Securities and Exchange Commission on September 30, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FedEx Corporation

(Exact name of registrant as specified in its charter)

Delaware	62-1721435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(ZIP Code)

FedEx Corporation 2019 Omnibus Stock Incentive Plan

(Full title of the plan)

Mark R. Allen

Executive Vice President, General Counsel and Secretary

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

(901) 818-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.10 per share	7,000,000 shares	$145.98	$1,021,860,000	$123,849.44

(1)

This registration statement on Form S-8 covers (i) 7,000,000 shares of common stock, par value $0.10 per share (“Common Stock”) of FedEx Corporation (the “Company” or the “Registrant”) issuable pursuant to the FedEx Corporation 2019 Omnibus Stock Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average ($145.98) of the high ($147.48) and low ($144.47) sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on September 26, 2019.

(3)	Rounded up to the nearest penny.

EXPLANATORY NOTE

This registration statement is being filed solely for the registration of (i) 7,000,000 shares of common stock, par value $0.10 per share (“Common Stock”) of FedEx Corporation (the “Company” or the “Registrant”) for issuance pursuant to awards granted under the FedEx Corporation 2019 Omnibus Stock Incentive Plan (the “Plan”), which was approved by stockholders of the Company on September 23, 2019 (the “Approval Date”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

Shares of the Company’s Common Stock were previously registered on Form S-8 (Registration No. 333-222198) pursuant to the FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended (the “Prior Plan”). Contemporaneously with the filing of this registration statement, the Company is filing with the Commission Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-222198), which authorizes for issuance following the Approval Date, and pursuant to awards granted under the Plan, (i) shares of Common Stock that were available for grant under the Prior Plan but were unissued as of the Approval Date and (ii) shares underlying awards granted under the Prior Plan prior to the Approval Date that are not delivered in settlement of such awards on account of the cancellation, termination, expiration, forfeiture or lapse for any reason (in whole or in part) or the settlement in cash or other consideration (in lieu of Common Stock) of such awards after the Approval Date. Following the Approval Date, no new awards may be granted under the Prior Plan (although awards granted under the Prior Plan prior to the Approval Date will remain outstanding in accordance with their terms and those of the Prior Plan).

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents previously filed by the Company with the Commission are hereby incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019, filed on July 16, 2019;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2019, filed on September 17, 2019;

(c) The Company’s Current Reports on Form  8-K filed on June 6, 2019, July 24, 2019, August 5, 2019 and September 23, 2019; and

(d) The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A dated April 14, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of Common Stock registered hereunder will be passed upon by Mark R. Allen, the Company’s Executive Vice President, General Counsel and Secretary. As of September 26, 2019, Mr. Allen owned 21,876 shares of the Company’s Common Stock and held options to purchase 100,650 shares of the Company’s Common Stock. Of the options held by Mr. Allen, 53,205 were exercisable as of September 26, 2019.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware Law, or for any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”) provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that Article Thirteenth does not eliminate or limit the liability of a director of the Company (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to the unlawful payment of dividends and unlawful stock purchases or redemptions) or any amendment or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Charter does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when Article Thirteenth became effective (December 3, 1997). Neither the amendment nor repeal of Article Thirteenth of the Charter, nor the adoption of any provision of the Charter inconsistent with Article Thirteenth, will eliminate or reduce the effect of Article Thirteenth with respect to any matter occurring, or any cause of action, suit or claim that, but for Article Thirteenth, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

Section 145 of the Delaware Law permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or another enterprise if serving at the request of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In any threatened, pending or completed action or suit by or in the right of the corporation, a corporation is permitted to indemnify any director, officer, employee or agent of the corporation (or another enterprise if serving at the request of the corporation) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Article VI, Section 1 of the Company’s Amended and Restated Bylaws provides that the Company shall, to the fullest extent permitted by the Delaware Law, (a) indemnify and hold harmless any person who was or is made or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director, officer or managing director (or its equivalent) of the Company, or, while serving as a director, officer or managing director (or its equivalent) of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person in connection therewith, and (b) pay the expenses (including attorneys’

fees) incurred by any such Covered Person in connection with any such Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a Covered Person in advance of the final disposition of the action, suit or proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should ultimately be determined that the Covered Person is not entitled to be indemnified; provided, however, that, except with respect to certain Proceedings seeking to enforce rights to indemnification or advancement of expenses, the Company shall be required to indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Company’s Board of Directors.

The Company also has purchased insurance designed to protect the Company and its directors and officers against losses arising from certain claims, including claims under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 26, 2011 and filed September 28, 2011, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated and filed March 11, 2019, and incorporated herein by reference).

* 5.1	Opinion of Mark R. Allen, Executive Vice President, General Counsel and Secretary of the Company.

*15.1	Letter of Ernst & Young LLP regarding unaudited interim financial information.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Mark R. Allen (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page to this registration statement).

*99.1	FedEx Corporation 2019 Omnibus Stock Incentive Plan.

*99.2	Form of Terms and Conditions of Stock Option Grant for U.S. Employees pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan.

*99.3	Form of Stock Option Agreement for Non-U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan.

*99.4	Form of Stock Option Agreement for Non-Management Members of the Board of Directors pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan.

*99.5	Form of Restricted Stock Agreement for U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan.

*99.6	Form of Restricted Stock Agreement for Non-U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan.

*Filed herewith.

Item 9.	Undertakings.

a. The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on September 30, 2019.

FedEx Corporation

By:	/s/ John L. Merino
John L. Merino
Corporate Vice President and
Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark R. Allen, Alan B. Graf, Jr., John L. Merino and Clement E. Klank III, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Frederick W. Smith	Chairman of the Board and	September 30, 2019
Frederick W. Smith	Chief Executive Officer and
Director (Principal Executive Officer)

/s/ Alan B. Graf, Jr.	Executive Vice President and	September 30, 2019
Alan B. Graf, Jr.	Chief Financial Officer
(Principal Financial Officer)

/s/ John L. Merino	Corporate Vice President and	September 30, 2019
John L. Merino	Principal Accounting Officer
(Principal Accounting Officer)

/s/ John A. Edwardson	Director	September 30, 2019
John A. Edwardson

/s/ Marvin R. Ellison	Director	September 30, 2019
Marvin R. Ellison

/s/ Susan Patricia Griffith	Director	September 30, 2019
Susan Patricia Griffith

Signature	Capacity	Date

/s/ John C. (“Chris”) Inglis	Director	September 30, 2019
John C. (“Chris”) Inglis

/s/ Kimberly A. Jabal	Director	September 30, 2019
Kimberly A. Jabal

	Director	September 30, 2019
Shirley Ann Jackson

/s/ R. Brad Martin	Director	September 30, 2019
R. Brad Martin

/s/ Joshua Cooper Ramo	Director	September 30, 2019
Joshua Cooper Ramo

/s/ Susan C. Schwab	Director	September 30, 2019
Susan C. Schwab

/s/ David P. Steiner	Director	September 30, 2019
David P. Steiner

/s/ Paul S. Walsh	Director	September 30, 2019
Paul S. Walsh